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                May 18, 2023

       Brian John
       Chief Executive Officer
       Jupiter Wellness, Inc.
       1061 E. Indiantown Rd., Ste. 110
       Jupiter, FL 33477

                                                        Re: Jupiter Wellness,
Inc.
                                                            Form 8-K filed
January 10, 2023
                                                            Correspondence
filed May 12, 2023
                                                            File No. 001-39569

       Dear Brian John:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Industrial Applications and

                Services
       cc:                                              Arthur Marcus, Esq.